(9)  Form of Administrative Agreement

                                                 PRODUCT DEVELOPMENT
                                                         AND
                                          ADMINISTRATIVE SERVICES AGREEMENT


AGREEMENT, effective this 1st day of November, 1997, by and between First Allmerica Financial Life Insurance Company ("Allmerica Financial"), a life insurance company organized and existing under the laws of the Commonwealth of Massachusetts, with a principal place of business at 440 Lincoln Street, Worcester, Massachusetts 01653 and Transamerica Occidental Life Insurance Company ("Transamerica"), a life insurance company organized and existing under the laws of the State of California, with a principal place of business at 1150 South Olive Street, Los Angeles, California 90015.

WHEREAS, Allmerica Financial, directly and through its affiliate, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), has developed and is marketing various variable universal life insurance policy forms; and

WHEREAS, through such development and marketing efforts Allmerica Financial has acquired significant expertise in developing, designing and servicing flexible premium variable universal life insurance products; and

WHEREAS, through such development and marketing efforts Allmerica Financial has also acquired significant expertise in obtaining necessary state regulatory approvals for the sale of variable universal life insurance policies; and

WHEREAS, Transamerica and Allmerica Financial have agreed that Allmerica Financial shall provide assistance to Transamerica in developing and bringing to market a flexible premium variable universal life insurance policy (the "Policy", collectively the "Policies") and certain related forms, as described herein; and

WHEREAS, Transamerica and Allmerica Financial have also agreed that Allmerica Financial shall contract with Transamerica to provide, on behalf of Transamerica, Policy underwriting, claims, and Policy and other administrative services;

NOW, THEREFORE, the parties hereto agree as follows:

                                                      ARTICLE 1
                                                 PRODUCT DEVELOPMENT

1.01 Development of Policy Forms. Prior to the effective date of this Agreement, Transamerica and Allmerica Financial jointly drafted the standard Policy, Policy applications and Policy riders, which are referred to herein collectively as the "Policy Forms". Such Policy Forms are based on the AFLIAC Policy Forms listed on Schedule 1.01 hereto. Transamerica agrees that it approved the final drafts of the standard Policy Forms prior to the effective date of this Agreement.

         When required, Allmerica Financial shall appropriately modify the standard Policy Forms for each jurisdiction in which the Policy Forms will be offered for sale. Such modifications shall represent Allmerica Financial's best judgment as to what changes to the Policy Forms will be necessary in order to secure insurance department approval. Because the Policy Forms include numerous changes requested by Transamerica which differ from the original AFLIAC Policy Forms which are listed on
         Schedule 1.01 hereto, it is understood and agreed by Transamerica that Allmerica Financial makes no representation that the Policy Forms will be approved for sale by any particular jurisdiction.

1.02 Policy Form Filings and Submission Dates. All insurance department filings will be made by Allmerica Financial on behalf of Transamerica. It is the intent of the parties that the Policy Forms will be filed with all states of the U.S. except New York and also with the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands and that Transamerica will be responsible for all insurance department filing fees, although such fees will be advanced by Allmerica Financial. Transamerica agrees to reimburse Allmerica Financial for the amount of any advanced filing fees within 30 days of receipt of a written request for reimbursement. Transamerica understands and agrees that late payments of such reimbursements shall be assessed a late payment charge at the rate of 12% per annum.

         Transamerica acknowledges that prior to the effective date of this Agreement Allmerica delivered and Transamerica received and approved the following:

                  (i) The Policy Forms in final print, the Actuarial Memorandum and all related documents for filing with the California Insurance Department,

                  (ii) Sample annual and quarterly statements and illustration formats, and

                  (iii) The basic submission letter.

         The parties shall comply with the following time frames and delivery dates:

         (a)      Not  later  than  the  effective   date  of  this   Agreement,
                  Transamerica  shall  provide  Allmerica   Financial  with  the
                  following:

                  (i) Final product specifications for the Policy Forms. The final product specifications are listed on
                           Schedule 1.02 hereto. The final product specifications highlight the specifications which vary from the corresponding AFLIAC Policy Forms,

                  (ii)     A draft policy prospectus, and
                  (iii) Any other information deemed necessary by Allmerica Financial for the filing of the Policy Forms which is not to be prepared by Allmerica Financial.

         (b) If Transamerica furnishes the materials described in paragraph (a) to Allmerica Financial not later than  November 1,  1997,  Allmerica  Financial agrees
(i) to submit the Policy Forms to all
                  jurisdictions that do not require California's prior approval prior to December 1, 1997 and
                  (ii) to submit the Policy Forms to all jurisdictions requiring California approval within 10
                  business  days  from  the  date  Allmerica   Financial
 receives   notification  of  California's
                  approval. To expedite the Policy Form submission process, Transamerica agrees to grant a limited Power of Attorney to appropriate Allmerica Financial personnel to enable them to sign letters and other correspondence on behalf of Transamerica.

                  Notwithstanding the above, if Transamerica fails to deliver the materials described in paragraph (a) by the agreed upon delivery date or fails to obtain any necessary approvals by California of the separate account or accounts offered as funding choices under the Policy, Allmerica Financial cannot guarantee insurance department submission by the agreed upon deadlines. However, in the event of any such delay, Allmerica Financial does agree to make such submissions within 30 days following receipt of all necessary approvals and other materials.

1.03 Development and Filing of Policy Prospectus and Registration Statement; Separate Account State Regulatory Approvals. The parties understand and agree that the Policy Prospectus and `40 Act Registration Statement development, printing and filing with the SEC will be the responsibility of Transamerica, which will also be responsible for all SEC filing fees. Further, the parties understand and agree that Transamerica is responsible for obtaining any necessary California Insurance Department or other state regulatory approvals of the separate account or accounts that will be offered as funding choices under the Policy.

1.04 State Submission Follow-Up Assistance. After filing the insurance department Policy Form submissions contemplated by this Agreement, Allmerica Financial shall provide all necessary follow-up to insurance department correspondence in a prompt manner in order to secure insurance department approvals on behalf of Transamerica. However, Allmerica Financial makes no representation that Policy Form approvals will be obtained from all jurisdictions. Allmerica Financial understands and agrees that Transamerica must approve all material changes to Policy Forms requested or required by insurance departments.

         Allmerica Financial agrees to provide Transamerica weekly written status reports of the approval status of each state filing.

1.05 Product Development Compensation. For the services described in Sections 1.01 through 1.04 of this Agreement, Transamerica agrees to pay Allmerica Financial $840,000 for assistance in developing and bringing to market the Policy Forms. The $840,000 fee shall be paid to Allmerica Financial, as follows:

         (i)      $100,000 shall be paid to Allmerica  Financial within five (5)
                  business  days   following  the  date  of  execution  of  this
                  Agreement;

         (ii) $100,000 shall be paid to Allmerica Financial within ten (10) business days after the date of final approval by Transamerica of the Policy Forms;

         (iii) $100,000 shall be paid to Allmerica Financial within ten (10) business days of notice to Transamerica of Policy approval in twenty (20) states; and

         (iv) the remainder, $540,000, shall be paid by Transamerica in monthly installments. Each monthly installment shall be equal to $1.50 multiplied by the number of Policies in force during the month, including any Policies surrendered during the month Such monthly installments shall only be paid until Allmerica Financial has been paid its remaining product development fee.
                  Except as provided below, if this Agreement is terminated for any reason, including termination by  Transamerica  for  cause in  accordance  with  Section
 11.03 or  11.05,  prior to  Allmerica
                  Financial having been paid its total product development fee of $840,000, Transamerica agrees to pay the balance in one sum within 30 days following the date of termination.

         Notwithstanding the foregoing, Transamerica reserves the right to withhold amounts payable to Allmerica Financial pursuant to clause (iv) above without the payment of any late payment charge if, in good faith, Transamerica concludes that Allmerica Financial has materially breached its product development duties and responsibilities, as set forth in Sections 1.01 through 1.04 hereof. Additionally, Transamerica reserves the right, to the extent permitted by law, to offset amounts payable to Allmerica Financial pursuant to clause (iv) above against any damages payable to Transamerica as a result of a material breach of the Agreement by Allmerica Financial resulting in Transamerica's terminating the Agreement for cause pursuant to Section 11.03 or 11.05 hereof.

         Transamerica shall not withhold or offset any amounts otherwise payable to Allmerica Financial under this Section 1.05 unless and until (i)
         Transamerica provides Allmerica Financial with written notice describing in detail the basis for the withholding or offset, such notice to be provided before the payment is due; (ii) the parties use their best efforts to resolve any dispute that formed the basis for the withholding or offset; (iii) in the event the dispute is not resolved within 90 days, Transamerica immediately pays all amounts due under this Section 1.05, regardless of the dispute, into an escrow account, where such amounts shall remain until the dispute is resolved; and (iv) the dispute is then submitted to binding arbitration, as provided in
         Section 12.18 hereof.

         Transamerica understands and agrees that, except as provided above, late payments shall be assessed a late payment charge at the rate of 12% per annum.
1.06 Ownership of Policy Forms. Allmerica Financial hereby transfers all of its right, title and interest in the Policy Forms, including the actuarial basis for the Policy Forms, it has developed on behalf of Transamerica, to Transamerica.

         Allmerica Financial warrants that it is the sole developer of the Policy Forms and, except to the extent that the Policy Forms utilize Transamerica's logo or Policy provisions or other material provided by Transamerica, Allmerica Financial warrants that neither the Policy Forms nor any of their elements will violate or infringe upon any patent, copyright, trade secret or other property right of any other person. This warranty shall survive termination of this Agreement.

1.07 New Products, Product Enhancements, etc. At any time and from time to time while this Agreement remains in force, Transamerica may request that Allmerica Financial enhance, modify or otherwise change the Policy Forms ("Product Changes") or develop new variable life insurance products ("New Products"), including New Products to be developed for sale in New York State. After receipt of any such request Allmerica Financial agrees to negotiate in good faith with Transamerica the terms and conditions (including compensation and delivery time frames) under which Allmerica Financial shall develop and, if so requested, file with the various insurance departments the requested Product Changes or New Products.

         Allmerica Financial agrees to promptly review any Product Change or New Product request and to respond to such request in writing within 30 days of its receipt of the request. In negotiating with Transamerica the terms and conditions under which Allmerica Financial will comply with any such request, Allmerica Financial agrees to assign the same priority to such request, if it concludes that it is able to accommodate the request, as would be assigned in the event of a similar Product Change or New Product request related to its own variable life insurance business.

                                                      ARTICLE 2
                                                      SERVICES

2.01 In General. During the term of this Agreement, Allmerica Financial shall provide Transamerica the Policy underwriting, issue, servicing, claims, computer system and other Policy administrative services described in detail in Schedule 2.01A, Section 2.02 and in Article 3 (collectively, the "Policy Services") in support of the Policies, the specifications for which are listed on Schedule 1.02 hereto, subject to the terms and conditions set forth in this Agreement. The performance of Policy Services shall occur in three (3) phases described as follows, in accordance with the schedule of events set forth in
         Schedule 2.01B hereto. Throughout each such phase, the parties agree to discharge their respective obligations as further specified herein. The phases shall consist of:

         (a) The Implementation Phase. This phase will consist of the recruitment and hiring by Allmerica
                  --------------------------
                  Financial of any additional personnel deemed necessary by Allmerica Financial to perform its
                  Policy Services obligations hereunder, personnel training and the installation (including any necessary modifications) by Allmerica Financial of the Computer System (as defined in Section
                  3.01(a)) necessary for Allmerica Financial to perform Policy Services, Computer System testing,
                  business   workflow   testing,   financial   control  and
 compliance   testing  and   Allmerica
                  Financial/Transamerica   systems  interface  testing  and
 implementation  and  delivery  of  the
                  Computer System, as described in Articles 3 and 8.

                  Allmerica Financial covenants and agrees that it will use its best efforts to hire sufficient personnel and devote adequate resources to meet the planned timetables set forth in this Agreement.

         (b) The Operational Phase. This phase will consist of Allmerica's performance of Policy Services
                  -----------------------
                  utilizing the accepted Computer System, all Policy Services to be accomplished in accordance with the Service Standards listed on Schedule 2.01C hereto. Whenever the parties have not agreed to a Service Standard for a particular Policy Service, Allmerica Financial agrees that the Service shall be performed utilizing the same service standard as is then applicable to its own variable life insurance business, but in no event shall such standard be less than standards consistent with prudent administrative practices in the life insurance industry generally and with any applicable legal and regulatory requirements.

                  If at any time Allmerica Financial's performance of a Policy Service does not meet the applicable Service Standard listed on Schedule 2.01C or described in the preceding paragraph, Allmerica Financial shall use its best efforts to take necessary curative actions to bring its performance into compliance within thirty (30) days of Transamerica giving Allmerica Financial written notice of its non-compliance. Provided, however, that if the non-compliance occurs as a result of an unanticipated event, such as an unanticipated increase in new Policy sales above the projections set forth below or an unanticipated level of Policy Service activity, the parties understand and agree that even with Allmerica's best efforts, it may not be possible to cure the problem within such thirty (30) day period.

                  Projected New Policy Sales      Year

                           $12.5 million          11/1/97 - 10/31/98
                           $22.0 million          11/1/98 - 10/31/99
                           $27.5 million          11/1/99 - 10/31/00
                           $35.0 million          11/1/00 - 10/31/01

(c) The Conversion Phase. Upon termination of this Agreement for any reason (including a default --------------------- by either party), Allmerica Financial and Transamerica shall promptly retur all Property (as defined in Section 3.01(d)) held by the other party, including, but not limited to, data, records, files, materials and supplies and computer software. A cooperative conversion work plan and program will be developed by Allmerica Financial and Transamerica to accomplish the transfer of records and other Property. Each party will work in good faith to effect the conversion and minimize the cost of business interruption resulting from the conversion. If and to the extent requested by Transamerica, during the Conversion Phase Allmerica Financial agrees to continue to provide Policy Services in accordance with the Service Standards listed on
Schedule 2.01C hereto. If Policy Services are being provided during the Conversion Phase, Transamerica's rights under the Agreement to receive such Services and Allmerica Financial's obligations under the Agreement to provide such Services shall continue and remain in effect on the same basis and to the same extent as such rights and obligations existed under the Agreement prior to its termination, including Sections 4.02, 5.02, 5.03, 5.04, 6.02, 6.05, 6.06,
6.08, 6.10, 12.08 and 12.14. If Allmerica Financial continues to provide Policy Services during the Conversion Phase, Transamerica understands and agrees that it will continue to compensate Allmerica Financial for such Services as provided in Section 2.04 hereto, even if the Agreement is being terminated by
Transamerica for cause in accordance with Sections 11.03 or 11.05 hereof. Notwithstanding Transamerica's rights under Section 2.04 to withhold or offset amounts payable for Policy Services, Transamerica agrees not to withhold or offset compensation or reimbursements payable for Policy Services provided by Allmerica during the Conversion Phase.

                  All expenses incurred in connection with the return of Property as a result of termination of this Agreement shall be borne by the party requesting the termination; provided, however, that if this Agreement is terminated by a party for cause, then, except for each party's personnel costs and expenses, which costs shall be borne by the party incurring such costs and expenses, any costs or expenses incurred in connection with any such return of Property shall be borne by the defaulting party.

                  Upon completion of the Conversion Phase, each party shall certify to the other that all records and other Property has been returned to its owner.

2.02 Policy Underwriting. All Policy underwriting services shall be performed by Allmerica Financial on behalf of Transamerica. Policies shall be underwritten based upon Transamerica's underwriting criteria, requirements and standards ("Underwriting Standards"). Transamerica's Underwriting Standards relating to the Policies must be satisfactory to Allmerica Financial, and cannot be changed without Allmerica Financial's written consent, which consent shall not be unreasonably withheld. Copies of Transamerica's underwriting manuals and other relevant materials necessary for Allmerica Financial to perform its
         Policy underwriting obligations hereunder shall be furnished to Allmerica Financial at Transamerica's expense. Transamerica underwriting personnel (to be specified by Transamerica) shall be made available at Transamerica's expense to answer any questions that might arise from Allmerica Financial's underwriters relating to Transamerica's Underwriting Standards. Vendors used for medical underwriting services must be acceptable to both parties. The costs of medical underwriting shall be paid initially by Allmerica Financial. One hundred percent of such costs shall be reimbursed by Transamerica. Medical underwriting cost reimbursements shall be paid to Allmerica Financial as provided in Section 2.04.

         In addition to the foregoing, in the case of a proposed underwriting declination, which declination is not clearly a medical decline described in Transamerica's underwriting manual, Allmerica Financial shall communicate the proposed declination to appropriate Transamerica personnel who must agree with and approve the proposed declination before the underwriting decision is finalized. Allmerica Financial will communicate appropriate details of any proposed declination in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days of the transmission, Allmerica Financial shall have the right to proceed on the basis that Transamerica is in agreement with the decision to decline the risk.

2.03 Policy Claims. All Policy claims processing services shall be performed by Allmerica Financial on behalf of Transamerica. All Policy claims shall be investigated, processed and paid in accordance with Transamerica's claims processing rules and requirements. Copies of Transamerica's claims manuals and other relevant materials necessary for Allmerica Financial to perform its Policy claims investigation, processing and payment obligations hereunder shall be furnished to Allmerica Financial at Transamerica's expense. Transamerica claims personnel (to be specified by Transamerica) shall be made available at Transamerica's expense to answer any questions that might arise from Allmerica Financial's claims personnel relating to the investigation, processing or payment of Policy claims.

         In addition to the foregoing, in the case of a decision by Allmerica Financial that a Policy claim should be denied, Allmerica Financial shall communicate its proposed action to appropriate Transamerica personnel who must agree with and approve the proposed claim denial before the claims decision is finalized. Allmerica Financial will communicate appropriate details of any proposed Policy claim denial in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days of the transmission, Allmerica Financial shall have the right to proceed on the basis that Transamerica is in agreement with the decision to deny the claim.

2.04 Compensation and Reimbursement for Policy Services. For the Policy Services described in this Agreement, while this Agreement remains in force Transamerica agrees to pay Allmerica the following amounts:

         (a) Reimbursement of 100% of Policy medical underwriting costs, as described in Section 2.02.

         (b) A single one time per Policy issued charge of $166.67.

         (c) A monthly policy charge for each policy in force during a calendar month, including any Policies surrendered during the month. The total monthly policy charge shall be $4.50. Provided, however, that commencing with the third calendar month following the month the first Policy is issued, the minimum amount payable to Allmerica Financial under this Subsection (c) shall be $10,000 per calendar month.

         Compensation and reimbursements described in this Section 2.04 shall be payable to Allmerica Financial on such basis and at such time or times as shall be mutually agreeable to the parties. Provided, however, that in no event shall compensation and reimbursements payable for a calendar month be paid later than ten business days from the date of receipt by Transamerica of Allmerica Financial's bill for the month. Transamerica understands and agrees that, except as provided below, late payments shall be assessed a late payment charge at the rate of 12% per annum.

         Notwithstanding the foregoing, Transamerica reserves the right to withhold amounts payable to Allmerica Financial pursuant to this
         Section 2.04 without the payment of any late payment charge if, in good faith, Transamerica disputes Allmerica Financial's right to receive payment. Additionally, Transamerica reserves the right, to the extent permitted by law, to offset amounts payable to Allmerica Financial pursuant to this Section 2.04 against any damages payable to
         Transamerica as a result of a material breach of the Agreement by Allmerica Financial resulting in Transamerica's terminating the Agreement for cause pursuant to Section 11.03 or 11.05 hereof.

         Transamerica shall not withhold or offset any amounts otherwise payable to Allmerica Financial pursuant to this Section 2.04 unless and until
         (i) Transamerica provides Allmerica Financial with written notice describing in detail the basis for the withholding or offset, such notice to be provided before the payment is due; (ii) the parties use their best efforts to resolve any dispute that formed the basis for the withholding or offset; (iii) in the event the dispute is not resolved within 90 days, Transamerica immediately pays all amounts then due under this Section 2.04, regardless of the dispute, into an escrow account, where such amounts shall remain until the dispute is resolved; and (iv) the dispute is then submitted to binding arbitration, as provided in Section 12.18 hereof.




                                                      ARTICLE 3
                                       COMPUTER SYSTEM AND PROPRIETARY RIGHTS

3.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         (a) "Administrative Computer System" or "Computer System" shall refer to all computer systems and related materials used by Allmerica Financial to administer the Policies, including Allmerica Financial proprietary software and third party licensed software comprised of computer programs and supporting documentation, including, but not limited to, source code, object code input and output formats, program listings, narrative descriptions and operating instructions and shall include the tangible media upon which the computer programs and supporting documentation are recorded as well as the deliverable forms and documents.

                  Allmerica Financial's proprietary software and third party licensed software used to administer the Policies shall be listed in Schedule 3.01A attached hereto. Such Schedule shall be updated from time to time to reflect the addition or deletion of software used in the administration of the Policies.

                  The Computer System shall support, administer and process Transamerica's business and product requirements as outlined in Schedules 2.01A and 2.01C.

         (b) "Functional Outline Documents" shall mean the detailed description of the functions and features being added to the Computer System and those necessary changes to be made to the Computer System, all in support of Transamerica and which are included in this Agreement in Schedule 3.01B.

         (c) "Specifications" shall mean Functional Outline Documents, Policy Specifications, Policyholder Documents, Variable Life Prospectus and Policy Forms, Schedules and Reports, as described in Schedules 1.02, 2.01C and 3.01B.

         (d) "Property" shall mean all property of either party including, but not limited to, data records, materials, supplies, computer software, customer records, premium information, underwriting files, customer lists, sales data, policyholder and insured data, data on agents, agencies and distribution systems.

3.02 Computer System. The Computer System will be and remain the Property of Allmerica Financial and Transamerica shall have no rights or interest in the Computer System except as provided in this Agreement. Modifications to the Computer System developed for Transamerica that are mutually agreed to be proprietary to Transamerica shall not be sold, licensed, transferred, assigned or otherwise distributed without the express written consent of Transamerica.

          (a) The Computer System currently uses the LIFE-COMM III Computer System, licensed to Allmerica Financial by CSC Continuum Inc., ("Continuum"), as successo to Informatics, Inc., pursuant to a License Agreement ("Licensed Software") dated October 15, 1976, as amended, and Allmerica Financial warrants that it has the right to use the Licensed Software to provide the Policy Services described in this Agreement. Transamerica understands and agrees that, at Allmerica Financial's option, the Licensed Software or any replacement software may be replaced at any time and from time to time, at Allmerica Financial's expense, with other suitable software of Allmerica Financial's choice. Allmerica Financial agrees that neither the Licensed Software nor any replacement software shall be replaced without at least six
               months'   written   notice  to   Transamerica   of  the   pending
               replacement.

                  In the event that Allmerica Financial decides to replace such licensed software, Allmerica Financial agrees to test the replacement software prior to its installation to be certain that it will properly perform the Policy Services contemplated by this Agreement. The testing standards and the testing process for any such replacement software must be approved by Transamerica.

         (b) In order for Allmerica Financial to utilize the Licensed Software to provide the Policy Services contemplated by this Agreement, Transamerica agrees to execute a Non-Disclosure and Non-Use Agreement with Continuum and First Allmerica, in the form set forth in Schedule 3.02.

                  Allmerica Financial agrees to use its best efforts to convince Continuum to enter into an agreement with Transamerica. Such agreement shall provide, in substance, that should this
                  Agreement terminate for any reason prior to an agreed upon date, then Continuum shall, at Transamerica's option, issue to Transamerica, or to a Transamerica affiliate specified by Transamerica, a license agreement to use the version of the LIFE-COMM III Computer System then currently used to service Transamerica's business. Any such agreement shall provide that the fee for any such license shall not exceed the current market price for the product. Allmerica Financial further agrees that it shall not replace the LIFE-COMM III Computer System with another computer system unless and until the product vendor enters into a separate agreement with Transamerica similar to the agreement with Continuum contemplated by this provision.

                  In addition, (i) if Transamerica terminates this Agreement for cause, as described in Section 11.03, or as a result of Allmerica Financial's insolvency, as described in Section 11.05, or (ii) if Allmerica Financial chooses not to renew or to terminate this Agreement (other than for cause), then, in the case of any such event, Allmerica Financial further agrees to grant Transamerica, at no cost to Transamerica, a license with respect to all of the modifications and enhancements Allmerica Financial has made to the LIFE-COMM III Computer System, or any replacement thereof, which are necessary to allow Transamerica to continue to provide the Policy Services contemplated by this Agreement.

                  Notwithstanding the above, Transamerica understands and agrees that in no event shall Allmerica Financial provide to Transamerica during the term of this Agreement or any extension thereto, access to Continuum proprietary software source codes, technical design documentation, detailed business or technical practices or techniques, Continuum confidential correspondence or documentation.

                  Allmerica Financial agrees to identify and inventory all confidential information of Continuum provided to Transamerica under the terms of this Agreement and shall secure written acknowledgment from an authorized Transamerica representative of receipt of such property.

                  Allmerica Financial warrants that the Computer System is the Property of Allmerica Financial and utilizes software developed by or licensed to Allmerica Financial. Allmerica Financial further warrants that the use of the Computer System to provide the Policy Services contemplated by this Agreement will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party. These warranties shall survive termination of this Agreement.

                                                      ARTICLE 4
                                          CONFIDENTIALITY AND AUDIT RIGHTS

4.01 Confidentiality. Except as otherwise provided in this Agreement, all information communicated by Transamerica to Allmerica Financial and by Allmerica Financial to Transamerica shall be and is received in confidence and shall be used only for purposes of this Agreement. No such information shall be disclosed by Allmerica Financial, by Transamerica or by their respective agents or employees without the prior written consent of the non-disclosing party, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the disclosing party. The provisions of this Section 4.01 shall survive termination or expiration of this Agreement for any reason.

         Allmerica Financial and Transamerica each agree not to disclose to any person, firm or corporation or to utilize or reproduce for their own use any proprietary or confidential information concerning the business or data of the other party which it may have acquired pursuant to or in the course of the performance of its obligations under this Agreement. Proprietary information shall include, but not be limited to, data, marketing information and materials, sales data, customer lists, financial plans, investment strategies, policyholder and insured data, data on agents, agencies and distribution systems. The foregoing notwithstanding, the following shall not be considered proprietary information for purposes of this provision: (i) information publicly available or generally known within the life insurance industry; (ii) information obtained from other sources, to the knowledge of Allmerica Financial or Transamerica, as the case may be, not under a duty of confidentiality to Transamerica or Allmerica Financial with respect to such information; and (iii) information that is developed or created independently by either party without breach of this Agreement.

         In addition to the foregoing, Allmerica Financial agrees that during the term of this Agreement and thereafter it shall not, directly or indirectly, or through any third party utilize confidential information obtained pursuant to this Agreement to recruit or attempt to recruit any Transamerica insurance agents, brokers, general agents or other producers.

         In addition to the foregoing, Transamerica agrees that during the term of this Agreement and thereafter it shall not, directly or indirectly, or through any third party utilize confidential information obtained pursuant to this Agreement to recruit or attempt to recruit any Allmerica Financial or AFLIAC insurance agents, brokers, general agents or other producers.

4.02 Audit Rights. Allmerica Financial shall provide reasonable access during normal business hours to any location from which Allmerica Financial conducts its business and provides Policy Services to Transamerica pursuant to this Agreement to auditors designated in writing by Transamerica for the purposes of performing audits for Transamerica. Transamerica shall give reasonable advance written notice of an audit and include in that notice the matters which it will audit. Allmerica Financial shall provide the auditors any assistance they may reasonably require. Such auditors shall have the right during normal business hours to audit any business record, activity, procedure or operation of Allmerica Financial that is reasonably related to the provision the Policy Services provided under this Agreement, including the right to interview any Allmerica Financial personnel involved in providing or supporting such Policy Services.

         If Transamerica determines, following an audit, that errors have been made in Allmerica Financial's records, procedures or operations, Allmerica Financial will make prompt correction and forward evidence of such corrections to Transamerica. Allmerica Financial will use its best efforts to make all such corrections within thirty (30) business days.




                                                     ARTICLE 5
                                           RECORDS AND DATA MAINTENANCE

5.01 Maintenance of Allmerica Financial Records. Allmerica Financial records relating to Policies and the Policy Services provided under this Agreement will be maintained at Allmerica Financial's principal administrative office and at other storage facilities used for maintenance of records relating to Allmerica Financial's variable life insurance business. Such records shall be maintained: (i) in the case of records relating to a particular Policy, while the Policy remains in force and for a period of seven (7) years following termination of the Policy and (ii) for all other such records, for the duration of this Agreement and, for any records not transferred to Transamerica after termination of this Agreement, for a period of seven (7) years following such termination.

         Notwithstanding the foregoing, voice recording tapes shall only be maintained for one (1) year from the date of the call.

         All such Allmerica Financial records will be maintained in accordance with prudent standards of recordkeeping as required by state insurance laws and regulations and the Investment Company Act of 1940, as well as other federal and state securities laws and regulations.

5.02     Records and Data Management.  Allmerica Financial shall:

         (i) maintain all Policy paper-based files provided to Allmerica Financial on behalf of Transamerica, including, but not limited to, Policy applications, transaction documents and authorizations, correspondence, beneficiary designations and all other relevant Policy servicing documents;

         (ii) maintain voice recording tapes for all telephone based service requests. These tapes shall be maintained in a safe and secure location;

         (iii) maintain Policy machine sensible records, including values, options, status and payments;

         (iv) store Transamerica Computer System data under Allmerica Financial's retention schedule, as mutually agreed upon, on magnetic tapes and disc packs when in the possession or custody of Allmerica Financial in accordance with the confidentiality and security safeguards specified in this Agreement. In the event a longer retention schedule is desired by Transamerica, Allmerica Financial shall comply with such requirements, and Transamerica shall reimburse Allmerica Financial at an agreed upon rate for any additional costs reasonably incurred by Allmerica Financial;

         (v) maintain all records and files relating to Policies and Policy Services as the Property of Transamerica and promptly return such Property to Transamerica upon termination of this Agreement, as provided in Subsection 2.01(c) hereof;

         (vi) maintain all such records and files in an accessible and useable form; and

         (vii) not destroy any such records and files without the approval of Transamerica and only after 30 days' written notice to Transamerica of the proposed destruction.

5.03 Transamerica's Records. Transamerica's files, records, and documents and the data contained therein shall be and remain Transamerica's Property and shall be returned to Transamerica promptly upon request or the expiration or termination of this Agreement or, with respect to any particular data files and data, on the earlier date the data files and data are no longer required by Allmerica Financial to provide services to Transamerica pursuant to this Agreement. Transamerica's data is confidential and proprietary and shall not be utilized by Allmerica Financial for any purpose other than that of providing services to Transamerica and shall not be disclosed, sold, assigned, leased or otherwise disposed of or commercially exploited by or on behalf of Allmerica Financial or its affiliates or their employees or agents without the prior written consent of Transamerica.

         At any time and from time to time, Transamerica may request Allmerica Financial for copies of Transamerica's files, records and documents then in the possession of Allmerica Financial. Unless prohibited by its license agreement with Continuum or any other agreement with a software vendor, Allmerica Financial shall promptly comply with any such request for copies. Transamerica understands and agrees that any costs or expenses, including personnel costs, incurred by Allmerica Financial in complying with any such requests for copies shall be reimbursed by Transamerica. Any such reimbursement shall be paid by Transamerica within 30 business days of its receipt of a written request for reimbursement.

5.04 Safeguarding Transamerica Data and Records. In order to properly safeguard Transamerica data and records in its possession, Allmerica Financial will establish and maintain full and complete safeguards no less rigorous than those in effect at Allmerica Financial to protect its own confidential data and records against destruction, loss, alteration or unauthorized access.

                                                      ARTICLE 6
                                          ALLMERICA FINANCIAL'S OBLIGATIONS

6.01 Implementation Duties and Responsibilities. Commencing on the Effective Date, Allmerica Financial shall, in accordance with the time schedules set forth in Article 1 and in Schedule 2.01B: (a) Develop the Policy Forms and perform its additional duties and responsibilities as set forth in
                  Article 1.

         (b) Jointly develop with Transamerica the detail requirements and specifications for each of the Functional Outline Documents to be included in Schedule 3.01B. These documents will be the detailed business specifications for all product and service modifications. Allmerica Financial and Transamerica expect to complete this task within six (6) weeks from the date the Agreement is executed by both parties.

         (c) Jointly develop with Transamerica the Computer System interfaces to Transamerica's Home Office and Kansas City Operational Center. The Allmerica Financial time frames for completion of such interfaces will be negotiated by the parties. Transamerica understands and agrees that, to the extent compatible, Allmerica Financial intends to utilize file formats currently in use in developing such interfaces.

         (d) Modify and implement the Administrative Computer System as necessary to support the Policy and Policy Services covered by this Agreement. The time frames for Computer System modification and implementation will be negotiated by the parties.

         (e) Develop illustration software and illustration formats to be used with the Policy Forms, as more fully described in Section 6.04.

6.02 Computer System Operation. Upon the successful completion of acceptance testing and the implementation of the Computer System, Allmerica Financial shall provide Transamerica the following Computer System services:

         (a) Operate the Computer System and process Transamerica business and data in accordance with Schedules 2.01A, 2.01B and 3.01B to achieve the Service Standards called for in Schedule 2.01C.

                  In the event that the Service Standards in Schedule 2.01C are not achieved, Allmerica Financial shall institute corrective action, as described in Section 2.01(b), in order for such standards to be achieved.

         (b) Provide all necessary man-hours to install new releases of the Computer System and maintain the Computer System in accordance with the specifications and Functional Outline Documents set forth in Schedules 2.01A, 2.01B and 3.01B by making routine corrections and by accomplishing ordinary day-to-day changes to the computer programs in the Computer System.

         (c) Store Transamerica data, as provided in clause (iv) of Section 5.02 hereof.

         (d) Use its best efforts to ensure that the Computer System is Year 2000 ready.
6.03 Computer System Maintenance, Changes and Enhancements. Allmerica Financial agrees to maintain the Computer System in accordance with the specifications and Functional Outline Documents set forth in this Agreement at no additional cost to Transamerica. At any time and from time to time while this Agreement remains in force Transamerica may request that Allmerica Financial modify, enhance or otherwise make changes to the Computer System ("System Changes") other than changes required as part of Allmerica Financial's responsibility to perform normal Computer System maintenance. After receipt of any such request, Allmerica Financial agrees to negotiate in good faith with Transamerica the terms and conditions (including compensation and delivery time frames) under which Allmerica Financial shall develop and implement any such requested Systems Change.

         Allmerica Financial agrees to promptly review any Systems Change request and to respond to such request in writing within 30 days of its receipt of the request. In negotiating with Transamerica the terms and conditions under which Allmerica Financial will comply with any such request, Allmerica Financial agrees to assign the same priority to such request, if it concludes that it is able to accommodate the request, as would be assigned in the event of a similar Systems Change request related to its own variable life insurance products.

6.04 Policy Illustrations. Allmerica Financial agrees to develop illustration software to be used with the Policy Forms. Transamerica understands and agrees that such software shall be substantially similar to the illustration software currently used by Allmerica Financial in its variable life insurance business. Allmerica Financial agrees to finalize such illustration software within a mutually agreeable time frame after the date the final specifications for the Policy Forms are agreed to by the parties.

         In addition to the foregoing, Allmerica Financial agrees to modify its illustration software whenever modifications are necessary to comply with any regulatory and/or statutory changes applicable to illustrations used in connection with the sale and servicing of the Policy Forms.

         Allmerica Financial represents and warrants that illustrations produced by such illustration software shall comply with all applicable state and federal regulatory and statutory requirements. This warranty shall survive termination of this Agreement.

6.05 Acknowledgment and Additional Responsibilities of Allmerica Financial. Allmerica Financial shall have no authority, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing sentence, Allmerica Financial specifically agrees that it will not do any of the following without the prior written consent of Transamerica:

         (a) Litigation. Institute or prosecute any legal proceedings in connection with any matter pertaining to the Policy Services provided pursuant to this Agreement or Transamerica's business or accept service of process on behalf of Transamerica.
         (b) Alterations. Waive, amend, modify, alter, terminate or change any term, provision or condition stated in any Policy Form or discharge any contract in the name of Transamerica, except as otherwise specifically provided in this Agreement.

         (c) Advice to Policyholders/Prospective Policyholders. Offer tax, legal, or investment advice to any Policyholder or prospective Policyholder of Transamerica under any circumstances, with respect to a Policy or the Policy Services provided pursuant to this Agreement.

6.06 Cooperation. Allmerica Financial agrees to cooperate at all times with Transamerica to ensure that the Policy Services provided pursuant to this Agreement are provided properly to any Policyholder or prospective Policyholder of Transamerica. Allmerica Financial shall use its best efforts to comply with any and all written directives from Transamerica for the correction of deficiencies or problems associated with Allmerica Financial's performance of Policy Services or its obligations hereunder (each, a "Correction Letter"). Such deficiencies or problems shall include, without limitation, (i) Allmerica Financial's failure to provide Policy Services in a timely manner, or (ii) Allmerica Financial's failure to provide Policy Services in accordance with the Service Standards specified in Schedule 2.01C. Allmerica Financial shall use its best efforts to comply with a Correction Letter within thirty (30) days of its receipt of the Letter (or such longer period as shall be specified in the Correction Letter, in situations where it is not reasonably possible to comply within such thirty (30) day period).

6.07 Notification of Service Deficiencies. Allmerica Financial shall promptly notify Transamerica, in writing, of (i) any material weaknesses relating to the provision of Policy Services under the Agreement and (ii) any comment of a material nature made pursuant to a regulatory examination relating to the provision of such Policy Services. Written notification shall be provided within seven (7) days of when Allmerica becomes aware, through written notification, of the material weakness or regulatory comment. If Allmerica has not corrected the material weakness or material problem that caused the regulatory comment to the satisfaction of Transamerica within a time frame set reasonably by Transamerica in writing and agreed to by Allmerica Financial, Transamerica may then immediately terminate this Agreement without prejudice to any of Transamerica's rights or remedies against Allmerica Financial pursuant to Section 11.03 of this Agreement.

6.08 Administrative Services Provided. Allmerica Financial shall perform the administrative services specified in Schedules 2.01A, 2.01B and 3.01B within the time frames and Service Standards specified in Schedule 2.01C.

6.09 Records and Data Maintenance. Allmerica Financial shall provide the records and data maintenance, management and other services described in Article 5.

6.10 Personnel. Allmerica Financial shall use its best efforts to ensure that adequate personnel are assigned to perform the services required under this Agreement, to include a Project/Account Manager and the staffing levels needed in order to achieve the Service Standards specified in Schedule 2.01C.

         Except for third party vendors used to service Allmerica Financial's variable life insurance business, Transamerica's business will be serviced only by employees of Allmerica Financial.

         Before Allmerica Financial communicates any confidential information described in Section 4.01 and relating to Transamerica to a vendor, the vendor must execute a confidentiality agreement acceptable to Transamerica.

                                                      ARTICLE 7
                                             TRANSAMERICA'S OBLIGATIONS

7.01     Transamerica's Duties and Responsibilities.  Transamerica shall:

         (a) Assist Allmerica Financial in the development of the Policy Forms and perform its additional duties and responsibilities set forth in Article 1.

         (b) Jointly develop with Allmerica Financial an implementation plan and schedule as set forth in Schedule 2.01B.

         (c) Provide designated Transamerica personnel dedicated to work with Allmerica Financial personnel in the performance of this Agreement and all other reasonable and necessary cooperation and support.

         (d) Develop business specifications and jointly develop with Allmerica Financial the Functional Outline Documents.

         (e)      Provide  all  the   requirements  for  the  operation  of  the
                  Administrative Computer System at Transamerica's facilities necessary for Computer System interfaces and output.

         (f) Provide necessary input data for the operation of the Computer System.

         (g)      Jointly   develop  with  Allmerica   Financial  the  interface
                  specifications   for  the  Computer  System  and  Transamerica
                  systems.

         (h)      Assist   Allmerica   Financial  in  the   development  of  the
                  illustration software and formats described in Section 6.04.

         (i) Make all necessary payments due under the terms of this Agreement.

                                                      ARTICLE 8
                                                 ACCEPTANCE TESTING

8.01 Contents. Allmerica Financial and Transamerica shall conduct tests of the Computer System. The standard to be used to determine the successful completion for all tests shall be the Computer System's performance of the functions and features described in the Functional Outline Documents set forth in Schedule 3.01B and the specifications set forth in Schedules 1.02 and 2.01A. The testing standards and the testing process must be approved by Transamerica, whose approval shall not be unreasonably withheld.

8.02 Usability Testing. Allmerica Financial and Transamerica shall conduct a joint usability test as follows:

         (a) The test will be performed utilizing Allmerica Financial's existing test environment.

         (b) A test sample of Policies and business transactions shall be determined and processed by Allmerica Financial and will be made available to Transamerica for review.

         (c)      Allmerica  Financial and Transamerica  will jointly review the
                  test   results  to   determine   completeness,   accuracy  and
                  performance.

         (d) Transamerica will process all Allmerica Financial generated system interface files to determine successful use by internal Transamerica systems.

         (e) Allmerica Financial and Transamerica will evaluate overall business and system processing flow for capability to meet operational performance standards.

         (f) Allmerica Financial and Transamerica will make all necessary revisions to business and technical systems identified in the usability test.

         (g) In order to satisfy usability testing, the Computer System must process all sample Policies and related transactions to such standards as would be acceptable to Allmerica Financial in the processing of AFLIAC's variable life insurance business. Transamerica and Allmerica Financial must mutually agree that usability testing has been successfully accomplished. Transamerica and Allmerica Financial must also mutually agree that usability testing has been performed with true representation of Transamerica sales force illustration and investment scenarios.

         (h) In the event the usability testing has not been successfully completed within six months from the Effective Date of this Agreement, unless the parties agree to an extension, Transamerica and Allmerica Financial shall proceed in accordance with the provisions of Subsection 2.01(c) of this Agreement.

                                                      ARTICLE 9
                                      ADDITIONAL REPRESENTATIONS AND WARRANTIES

9.01 Corporate Authority, etc. Allmerica Financial represents and warrants:

         (a) That it is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts.

         (b) That Allmerica Financial has the power and authority under the laws of the Commonwealth of Massachusetts and under its charter and by-laws to enter into and perform the Product Development and Policy Services contemplated in this Agreement.

         (c) That all requisite corporate and other acts or proceedings required to be taken to authorize the execution, delivery and performance of this Agreement have been taken.

         (d) That in performing the Policy Services contemplated in this Agreement it will be in compliance with all applicable state and federal laws and regulations and will use its best efforts to perform the Policy Services in compliance with Transamerica's policies and procedures that are designed to achieve IMSA (Insurance Marketplace Standards Association) certification.

         (e) That it has and will use its best efforts to continue to have and maintain the necessary facilities to perform Policy Services in accordance with the provisions of this Agreement.

9.02 Survivability. The warranties provided for in this Article 9 shall survive termination of this
         -------------
         Agreement.



                                                     ARTICLE 10
                                              INDEMNITIES AND LIABILITY

10.01 Cross Indemnity. Each party shall indemnify, defend and hold harmless the other, and the other's subsidiaries, parent and affiliates, from and against any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses), arising out of the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor occurring on premises under the control of the indemnitor or its parent or one of its subsidiaries or affiliates.

10.02 Allmerica Financial Limitation of Liability; Indemnification by Transamerica. Allmerica Financial, its subsidiaries, parent, affiliates and its or their officers, directors, employees and agents (collectively "Allmerica Indemnitees") shall not be responsible for, and Transamerica shall indemnify and hold harmless Allmerica Indemnitees from and against any and all claims, demands, losses, damages, charges, costs, expenses (including reasonable attorneys' fees and expenses), judgments, awards and settlements, including any punitive, consequential, special or indirect damages (herein "Losses") arising out of or attributable to:

         (a)      All  actions  of  Allmerica   Indemnitees  related  to  Policy
                  underwriting or the investigation, processing, denial or payment of Policy claims, including death claims, provided that:

                  (i) in the case of an underwriting matter, Allmerica Financial properly utilized Transamerica's Underwriting Standards (as described in Section 2.02) in underwriting, rating or declining an applicant for insurance and, in the event of the declination of a proposed insured, which declination is not clearly a medical decline described in Transamerica's underwriting manual, that the matter was communicated to authorized Transamerica personnel who agreed with and approved the declination; and

                  (ii) in the case of a Policy claim, Allmerica Financial followed Transamerica's claims investigation and processing rules and requirements and, in the event of the denial of a claim, that the matter was communicated to authorized Transamerica personnel who agreed with and approved the denial.

                  Allmerica Financial will communicate appropriate details of any required communication described in (a) (i) and (ii) above in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days from the day of the transmission, Allmerica Financial shall have the right to proceed on the basis that Transamerica is in agreement with the decision to decline the risk or deny the payment of the claim and will proceed with appropriate action.
         (b) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from any act or omission of Transamerica, its employees, agents, brokers or representatives relating to the sale or servicing of any Policy.

         (c) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance of an Allmerica Indemnitee on information, records or documents furnished to it by or on behalf of Transamerica.

         (d) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance on, or the carrying out of by an Allmerica Indemnitee of, any instructions of authorized personnel of Transamerica.

10.03 Transamerica Limitation of Liability; Indemnification by Allmerica Financial. Transamerica, its subsidiaries, affiliates and its or their officers, directors, employees and agents (collectively "Transamerica Indemnitees") shall not be responsible for, and Allmerica Financial shall indemnify and hold harmless Transamerica Indemnitees from and against any and all Losses arising out of or attributable to:

         (a) A breach or negligent failure of Allmerica Financial to perform any of Allmerica Financial's representations, warranties, covenants or obligations set forth in this Agreement.

         (b) A claim against a Transamerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance of a Transamerica Indemnitee on information, records or documents furnished to it by or on behalf of Allmerica Financial.

         (c) A claim against a Transamerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance on, or the carrying out of by a Transamerica Indemnitee of, any instructions of authorized personnel of Allmerica Financial.

         In addition to the foregoing, Allmerica Financial shall indemnify and hold harmless Transamerica Indemnitees from and against any tax, interest or penalties imposed by the IRS or any state or local taxing authority on Transamerica, as well as any liability Transamerica may incur to Policyholders caused by or related to Allmerica Financial's failure to properly test and apply the life insurance testing rules under IRC Sections 7702 and 7702A or its failure to perform its tax withholding and information reporting duties and responsibilities under this Agreement, including, but not limited to, failures to: (i) deposit the correct amount of income tax withholding on time; (ii) issue timely information returns; (iii) issue correct information returns; (iv) correctly process tax-related transactions related to nonresident aliens; and (v) correctly process tax-related transactions related to death claims.

10.04 Notice and Opportunity to Defend. Promptly after receipt by any party hereto of notice of the assertion of any claim for a Loss with respect to which such party hereto expects to make a request for indemnification hereunder, such party shall give the party which may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such claim in reasonable detail. The Indemnifying Party shall have the right, at its option and at its own expense and by its own counsel, to participate in the defense of any such claim, provided that the Indemnifying Party shall have agreed in writing to indemnify the party seeking indemnification hereunder (the "Indemnified Party"). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control or to represent the Indemnified Party in the defense of any claim.

10.05 Processing Liability. Notwithstanding the provisions of Sections 10.02 and 10.03, in the event of any liability incurred by Allmerica Financial or Transamerica as a result of Policy processing errors made by Allmerica Financial, Allmerica Financial shall be liable for the first ten thousand dollars incurred during each twelve (12) month period from the commencement of the Operational Phase ("Liability Period") for the term of this Agreement. For liability arising from Allmerica Financial processing errors incurred in a Liability Period in excess of ten thousand dollars, Allmerica Financial shall be liable for 40% of such amount and Transamerica shall be liable for 60% of such amount. Provided, however, that Transamerica shall not be liable with respect to any Liability Period for any such amount in excess of .35% of Policy premiums (including first year target and excess premiums and renewal premiums) paid during the Liability Period. Allmerica Financial agrees that it shall be responsible for the dollar amount of processing errors incurred during a Liability Period in excess of such .35% cap. If such cap is not determined until after the end of a Liability Period, both parties agree to a true-up by Allmerica Financial (or to a reimbursement by Transamerica, if appropriate) within 30 days following the date the cap is both calculated and agreed to by both parties. For purposes of calculating processing errors, both parties understand and agree that liabilities shall only mean and include amounts payable or creditable to Policyholders and their beneficiaries and shall not include internal costs incurred by either party to correct such errors.

         For purposes of this Agreement, the term "processing errors" shall mean and include:

         (i) errors or delays relating to the processing of Policy premium payments;

         (ii) errors or delays relating to the processing of Policy fund transfer requests;

         (iii) errors or delays relating to Policy Services involving Policy dollar cost averaging or automatic account rebalancing;

         (iv) errors or delays related to the processing of Policy changes (e.g., processing of title changes, beneficiary changes or insurance increases or decreases);

         (v) errors or delays related to the processing of Policy surrenders, exchanges or withdrawals;

         (vi)    errors or delays related to the processing of Policy loans; and

         (vii) other errors or delays related to the Policy Administration functions described in Part B of Schedule 2.01C.

         Notwithstanding the foregoing, processing errors shall not include systemic Computer System errors, errors related to Policy underwriting, Policy claims processing or errors related to Allmerica Financial's Code Section 7702 and 7702A policy testing and tax withholding and information reporting duties and responsibilities, as described in the last paragraph of Section 10.03 hereof.

10.06 Acknowledgment. Allmerica Financial and Transamerica expressly acknowledge that the limitations contained in this Article 10 represent the express agreement of the parties with respect to allocation of risks between the parties, including the level of risk to be associated with the provision of the Policy Services described herein as related to the amount of the payments to be made to Allmerica Financial for such Services, and each party fully understands and accepts such limitations.

10.07 Survivability. The indemnifications provided for in this Article 10 shall survive termination of this
         -------------
         Agreement for any reason.

                                                     ARTICLE 11
                                                TERM AND TERMINATION

11.01 Term.

(a) The Product Development obligations of the parties and the Policy Services Implementation Phase shall commence upon the Effective Date of this Agreement. The Implementation Phase shall expire upon successful completion of all acceptance testing of the Computer System under Article 8. The Operational Phase shall commence upon certification by Allmerica Financial that it is ready to commence production processing of Transamerica data, and shall expire forty-eight (48) full calendar months from the date of receipt of said certification from Allmerica Financial, unless terminated earlier or extended in accordance with the provisions of this Agreement.

(b) A failure to commence the Operational Phase on or before the date which is six months from the date the Functional Outline Documents have been finalized and agreed to by the parties shall result in a sixty (60) day cure period during which Transamerica and Allmerica Financial shall take all necessary steps to complete the work to commence the Operational Phase. If the Operational Phase is not commenced by the end of the 60-day cure period, then, at its option, either party shall have the right to terminate the Agreement. In such event, neither Allmerica Financial nor Transamerica shall have any further responsibility under this Agreement except for Transamerica's responsibility to pay the balance of the Compensation due Allmerica Financial for its Product Development services, as specified in Section 1.05.

11.02 Extension. This Agreement shall continue in force after the initial 48-month termination date specified in Subsection 11.01(a) unless either party elects to terminate the Agreement on said initial termination date by notifying the other party in writing of its intention to do so. Such notice must be given at least twelve months prior to said initial termination date unless both parties agree to accept a later date of notification. If this Agreement is continued beyond said initial termination date, Transamerica and Allmerica Financial shall each have the right to cancel this Agreement on any date thereafter upon twelve months' written notice to the other party.

11.03 Termination for Cause. Except as otherwise provided in this Agreement, in the event either party defaults in the performance of any of that party's material duties or obligations under this Agreement, which default shall not be substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default or, with respect to those defaults which cannot reasonably be cured within thirty (30) days, should the defaulting party fail to proceed within sixty (60) days to commence curing the default and thereafter to proceed with all due diligence to substantially cure the default, the party not in default may terminate this Agreement for cause by giving written notice to the defaulting party.

         For purposes of this Agreement, material breach shall include, but not be limited to, the following events: (i) fraud, material misrepresentation, conversion or unlawful withholding of funds by either party; (ii) the disqualification by either party to do business under any applicable state or federal law where its ability to do business is materially impaired; (iii) any breach of confidentiality by either party or the use of confidential information by either party in a competitive manner; and (iv) any failure by Allmerica Financial to maintain fidelity bond coverage in an amount of at least $10,000,000. Circumstances described in clauses (i) and (iii) shall not be subject to the cure provisions described in the preceding paragraph.

         In addition to the foregoing, (i) if Allmerica Financial breaches its agreement with Continuum (or any replacement software vendor), such that Allmerica Financial's license to use the then current Computer System is revoked, and (ii) if at the time of such license revocation the LIFE-COMM III Computer System (or the software of any replacement vendor whose agreement with Allmerica Financial has been breached by Allmerica Financial), is being utilized to perform the Policy Services contemplated by this Agreement, then in such event, Transamerica may terminate this Agreement for cause.

         In the event this Agreement is terminated for cause, the party materially breaching the Agreement shall be liable for all damages incurred by the aggrieved party as a result of the breach. In the event either party terminates the Agreement for cause, Transamerica agrees to pay Allmerica Financial the balance of any compensation for Product Development required to be paid to Allmerica Financial under Section
         1.05 and to pay compensation for Policy Services rendered, required to be paid to Allmerica Financial under Sections 2.04. In the event that either party terminates this Agreement for cause, Allmerica Financial and Transamerica shall jointly develop and implement a cooperative conversion workplan under Subsection 2.01(c) of this Agreement.

         Notwithstanding the foregoing, if Transamerica terminates this Agreement for cause, subject to the requirements set forth in Sections
         1.05 and 2.04, Transamerica shall have the right to offset amounts otherwise payable to Allmerica Financial against any damages incurred by Transamerica as a result of Allmerica Financial's breach of this Agreement.

11.04 Termination for Nonpayment. In the event Transamerica defaults in the payment of any amount due Allmerica Financial under this Agreement and does not cure the default within thirty (30) days after written notice of the default or unless such payment shall be in dispute, Allmerica Financial may terminate this Agreement for cause by giving thirty (30) days written notice to Transamerica.

11.05 Termination for Insolvency. In the event either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the continuation, extension, or readjustment of all or substantially all of its obligations, the other party may immediately terminate this Agreement for cause.

                                                     ARTICLE 12
                                                    MISCELLANEOUS

12.01 Binding Nature and Assignment. This Agreement shall be binding on the parties and their respective successors and assigns. Neither party may assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld.

12.02 Notices. Any notice or other instrument authorized or required by this Agreement shall be deemed given upon receipt and shall be effective only if it is in writing and delivered personally, by facsimile transmission with telephone confirmation, by registered or certified return receipt mail, postage prepaid, or by nationally recognized overnight courier service addressed as set forth below or to such other person or address as each party may from time to time designate by notice to the other party.

         In the case of Allmerica Financial:

         Allmerica Financial Life Insurance and Annuity Company
         440 Lincoln Street
         Worcester, Massachusetts 01653
         Attention:      Mammen G. Verghis
                         Vice President

         In the case of Transamerica:

         Transamerica Occidental Life Insurance Company
         1150 South Olive Street
         Los Angeles, California 90015
         Attention:      General Counsel

         and with copy to:

         Transamerica Occidental Life Insurance Company
         1150 South Olive Street
         Los Angeles, California 90015
         Attention:      Mark Madden

         A party may from time to time change its address or designees for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

12.03 Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties, as evidenced in writings signed by a Vice President of Allmerica Financial and Transamerica.

12.04 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.05 Certain Construction Rules; Governing Law. All Schedules attached hereto and referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Schedule referred to herein. All Section titles or captions contained in this Agreement or in any Schedule are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Any reference to a "Section" or "Schedule" shall be deemed to refer to a Section of this Agreement or Schedule attached to this Agreement. The recitals set forth on the first page of this Agreement are incorporated into and made a part of this Agreement. Unless the context clearly indicates, words used in the singular include the plural, and words in the plural include the singular.

         This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and without regard to the conflicts of laws principles thereof.

12.06 Relationship of Parties. Transamerica understands and agrees that Allmerica Financial in furnishing services to Transamerica is acting only as an independent contractor. Unless otherwise provided in this Agreement, Allmerica Financial has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Allmerica Financial pursuant to this Agreement.

12.07 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

12.08 Force Majeure. Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part, as a result of delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that party's reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment and such nonperformance shall not be a default or a ground for termination. Notwithstanding the above, Allmerica Financial agrees that it will establish and maintain reasonable recovery steps, including technical disaster recovery facilities, uninterruptable power supplies for computer equipment and communications and that as a result thereof Allmerica Financial will use its best efforts to ensure that the Computer System shall be operational within forty-eight (48) hours of a performance failure.

12.09 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. In addition, in the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained therein, it is the mutual agreement of the parties that such provision (or portion thereof) shall, to the extent equitable, be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

12.10 Construction and Representation by Counsel. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

12.11 Media Releases. Transamerica and Allmerica Financial shall consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

12.12 Reinsurance Agreement. The parties understand and agree that certain policy expenses and mortality risks assumed under the Policies serviced under this Agreement will be 40% reinsured by Allmerica Financial pursuant to the terms of a separate Reinsurance Agreement to be negotiated between the parties.

12.13 Agreement Relating to Additional Services. The parties understand and agree that certain investment accounting, separate account and treasury services to be provided by Allmerica Financial will be set forth in a separate agreement to be negotiated by the parties.

12.14 Waiver. No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

12.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements which are not fully expressed in this Agreement. No change, waiver, or discharge
         shall  be  valid  unless  in  writing  and  signed  by  an   authorized
         representative of the party against whom such change, waiver or discharge is sought to be enforced.

12.16 Hiring of Employees. During the term of this Agreement and for one (1) year thereafter, Transamerica and Allmerica Financial and any of their affiliates shall not, directly or indirectly, solicit for employment any person employed or working on the services provided hereunder within the preceding twelve (12) months by the other party or any affiliate of the other party without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that (i) in the event either party uses the services of a professional recruiter and provides such recruiter solely with generic job duties and job descriptions (without making any reference to the other party or the other party's affiliates) and such recruiter contacts a qualified candidate who happens to be an employee of the other party and that candidate initiates contact through the recruiter with that party, then that party may employ that employee, or (ii) in the event an employee of the other party responds to a general advertisement placed by a party, then that party may employ that employee.

12.17 Taxes. Any taxes or similar assessments charged against Allmerica Financial or charged in connection with the services provided under this Agreement shall be the responsibility of Allmerica Financial, whether such tax or assessment is imposed by the Federal government, a state, a municipality or an administrative organization thereof.

12.18 Arbitration. All disputes and differences between the parties with respect to this Agreement will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth a brief statement of the issue(s), the failure of the parties to reach agreement, and the date of the demand for arbitration.

         An arbitration panel shall be chosen consisting of three arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance companies other than the parties or their affiliates. Each party shall select an arbitrator within thirty days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select a third arbitrator within thirty days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, either party may ask ARIASo US to appoint the third arbitrator. However, if ARIASo US is unable to appoint an arbitrator who is impartial and who is or was an officer of a life insurance company other than the parties or their affiliates, then either party may ask a court to appoint the third arbitrator pursuant to the Uniform Arbitration Act or any similar statute empowering the court to appoint an arbitrator.

         The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation, and shall consider practical business and equitable principles as well as industry custom and practice. The panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

         The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in Worcester, Massachusetts, unless the panel shall select another location. The panel shall decide all matters by majority vote.

         Decisions of the arbitration panel shall be final and binding on both parties. The panel may, at its discretion, award costs and expenses it deems appropriate, including but not limited to attorneys' fees and interest. Judgment may be entered upon the final decision of the panel in any court of competent jurisdiction. The panel may not award exemplary or punitive damages. Unless the panel decides otherwise, each party will be separately responsible for paying all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in connection with the arbitration, and the parties shall bear equally the fees and expenses of the arbitrators and any ancillary expenses associated with a hearing (e.g., any rental fee for use of the hearing room, etc.).

12.19    Legal Proceedings and Complaints.  If Allmerica Financial receives:

         (a) notice of the commencement of any legal proceeding involving any of Transamerica's customers; or

         (b) a communication from any insurance department, other administrative agency or any other person identifying a complaint by any Transamerica customer or calling a hearing involving any Transamerica practice; or

         (c)      written or oral complaints from customers of Transamerica; or

         (d) a demand or request by any court, government agency or regulatory body to examine any of the books and records of Transamerica relating to Policies or Policy Services;

         Allmerica Financial will use its best efforts to notify Transamerica within one (1) business day. Allmerica Financial will send copies of any necessary documentation to Transamerica within two (2) business days.

         Allmerica Financial and Transamerica will jointly develop a complaint handling process.

         Allmerica Financial will maintain a file containing any correspondence relating to complaints received from Transamerica customers or service providers for a period of seven (7) years from receipt of the complaint letter.

12.20 Trademarks and Tradenames. Allmerica Financial will not use Transamerica's name, trademarks, logo, or the name of any affiliate of Transamerica in any way or manner not specifically authorized in writing by Transamerica.

         Transamerica will not use Allmerica Financial's name, trademarks, logo or the name of any affiliate of Allmerica Financial in any way or manner not specifically authorized in writing by Allmerica Financial.

         On August 17, 1997, Transamerica provided Allmerica Financial with electronic formats of its trademark, pyramid logo and digitized officers' signatures for use on Policy Forms. Those properties combined with those Transamerica marks listed on Schedule 12.20 make up the Transamerica marks and names ("Marks and Names") licensed herein. Any marketing name or service mark adopted by the parties to identify the Policy contemplated in this Agreement shall be owned by Transamerica and considered one of the Marks and Names.

         As Transamerica is an owner-authorized user of those Marks and Names, Transamerica desires to exercise control over the use of said Marks and Names. Transamerica desires to license the Marks and Names for use by Allmerica Financial in the underwriting, claims servicing, Policy servicing and administrative services outlined in this Agreement. Accordingly the parties agree as follows:

         (a) License of Marks and Names. Transamerica hereby grants a nonexclusive license unto Allmerica Financial to use the Marks and Names solely in connection with the Services provided under this Agreement.

         (b) Manner of Use. Allmerica Financial shall not use the Marks and Names in any manner or format which differs from the electronic versions provided by Transamerica to Allmerica Financial on August 17, 1997 or as shown in Schedule 12.20. If Allmerica Financial deems a change in format for its limited use is necessary, a request for such change must be submitted in writing to Transamerica for its approval. Said request must include the version as originally supplied by Transamerica and the requested change, as well as the reason such a change is requested. Transamerica's approval of a requested change shall not be unreasonably withheld.

         (c) Quality Control. Allmerica Financial's usage of the Marks and Names shall be under the quality control of Transamerica as provided herein and shall comply with Transamerica's standards. As provided in Section 4.02, Transamerica may conduct reasonable audits of Allmerica's usage of the Marks and Names in relation to the Services provided under this Agreement to ensure compliance with the terms set forth in this Section.

         (d) Indemnification. Transamerica shall protect, indemnify, defend and hold harmless Allmerica Financial from any and all liability, damages, costs or expenses, including reasonable attorneys' fees incurred in connection with any claim or action arising from Allmerica Financial's use of the Marks and Names, limited to causes of action sounding in state or federal trademark infringement and/or state or federal trademark dilution. This indemnification shall survive termination of this Agreement.

         (e) Termination. The License to use the Marks and Names shall terminate in accordance with the provisions of Article 11. Any use of the Marks and Names that does not comply with the terms as set forth in this Section will be considered a default in the performance of Allmerica's material duties and or obligations. Upon termination under Article 11, Allmerica shall cease and desist use of the Marks and Names, except for limited use in administering and servicing of Policies issued prior to the date of termination.

12.21 Advertisement. Allmerica Financial shall not advertise the existence of this Agreement or announce its existence to other insurance companies or broker-dealers without the express written consent of Transamerica.

         Notwithstanding the foregoing, Transamerica agrees that Allmerica Financial may disclose the existence of this Agreement to insurance companies or other organizations that are prospective purchasers of services similar to the product development and administrative services to be provided under this Agreement.

12.22    Continuation.  Sections 1.05,  1.06,  2.01(c),  2.03, 3.02, 4.01, 5.01,
         6.04, 12.15,  12.16,  12.17, 12.18, 12.19, 12.20, and Articles 9 and 10
         shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to take effect on the effective date specified above.

Transamerica Occidental Life
Insurance Company

By:      ______________________________
Name:    ______________________________
Title:   ______________________________
Date:    ______________________________

           First Allmerica Financial Life
           Insurance Company
                                      1025
  By:      _______________________________
  Name:    _______________________________
  Title:   _______________________________
  Date:    _______________________________


                                                  Schedule  1.01 To Product
Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company ("Allmerica Financial") and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.


                                                 AFLIAC POLICY FORMS

The   Transamerica   Policy,   Policy   Application  and  related  Policy  forms
contemplated by the Agreement will be substantially the same as the following Allmerica Financial Life Insurance and Annuity Company ("AFLIAC") forms:


      Name of AFLIAC  Form                                 AFLIAC Form Numbers

1.       Flexible Premium Variable Life          1027-95
         Insurance Policy*

2.       Policy Application Forms                AS-156, AS-158-95,
                                                          AS-159, 1AM-90

3.       Children's Insurance Rider              1068-95

4.       Guaranteed Insurability Rider           1087-95

5.       Waiver of Payment Rider                 1086-94

6.       Living Benefits Rider                             1089.13-95

7.       Guaranteed Death Benefit Rider                                1099-97




* The Preferred Loan Option in Form 1027-95 will be deleted and the Preferred Loan Option described in END 260-96 will be substituted.

Schedule 1.02 To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company ("Allmerica Financial") and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.


                                             POLICY FORM SPECIFICATIONS


                                                   See Attachment

Schedule 3.01B To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company ("Allmerica Financial") and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.


                                            FUNCTIONAL OUTLINE DOCUMENTS



PRODUCT DIFFERENCES

         -    Mortality Rates
              Mortality rates are extended to age 115
              For Montana, male rates will be used instead of unisex rates

         -    Target Rates on some base cases
              Target rates for this product are shown in Attachment 1

         -    Surrender charges
              The surrender charges to be used for this product are shown in Attachment 2

         -    Maturity at age 115
              Maturity date is the policy anniversary nearest age 115

         -    Any  processes  or  procedures  that  differ   significantly  from
              Allmerica's usual and customary procedures will be documented via memo

              [Policy Underwriting, Claims Processing and Escheat procedures differ significantly - a Memorandum of Understanding needs to be developed with regard to each such process and procedure].

DOCUMENTS AND REPORTS

         - Revisions to reflect Transamerica company name, address, names and phone numbers in place of
              Allmerica information

ELECTRONIC INTERFACES

Allmerica to Transamerica

         -    Alpha (daily) - Attachment 3
         -    Reinsurance (monthly) - Attachment 4
         -    Accounting (daily) - Attachment 5
         -    Compensation (daily) - Attachment 6
         -    Sales Reporting (daily) - Attachment 7

Transamerica to Allmerica

         -    Agency and Agent Data (initial file at conversion and then daily
 - Attachment 8

Schedule 3.02 To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company and Transamerica Occidental Life Insurance Company, effective November 1, 1997.


                 CONTINUUM NON-DISCLOSURE AND NON-USE AGREEMENT


CSC Continuum Inc. ("Continuum"), First Allmerica Financial Life Insurance Company ("Customer"), and Transamerica
Occidental Life Insurance Company ("Company"), agree as follows:

1.       RECITALS

         Customer is a licensee of all or part of the following computer software product: LIFE-COMM III (collectively, the "Software Product"). The Software Product (including the program code, specifications, logic, and design), all related documentation, and any information about the Software Product (the "Confidential Information") are confidential trade secrets of Continuum. Customer has also been granted limited rights to process the data and files of Company using the Software Product at Customer's site (the "Services"), which will require that Company have restricted access to certain of the Confidential Information in order to use the software product input and output capabilities.

2.       CONSENT

         Continuum consents to the disclosure by Customer to Company of only such Confidential Information as is reasonably necessary for Customer to perform the Services. However, such disclosure to Customer shall in no event include the disclosure of or access to any code or documentation of the Software Products.

3.       CONFIDENTIAL RELATIONSHIP

         Customer and Company acknowledge that the Confidential Information contains valuable trade secrets of Continuum. Any disclosures of Confidential Information to Company shall be made in the strictest confidence. Company shall take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of any Confidential Information in its possession.

4.       NON-DISCLOSURE

         Company may disclose the Confidential Information to its own employees and to employees of Customer as reasonably necessary for Customer to provide the Services. Company and its employees shall not otherwise disclose or permit access to any Confidential Information to anyone other than such employees of Company and Customer. Before disclosing any Confidential Information to its employees, Company shall instruct its employees to comply with the terms of this Agreement.

5.       NON-USE

         Company shall not use any Confidential Information for any purpose other than for receiving the benefit of the Services.

6.       COPIES

         Company shall not copy or record any Confidential Information. Company shall not remove any materials containing Confidential Information from Customer's premises. Within ten (10) days after the completion of the Services, Company shall destroy or deliver to Customer all copies or records of Confidential Information in Company's possession.

7.       CONTINUING OBLIGATIONS

         Company's obligations under this Agreement shall survive termination of this Agreement and shall continue as long as any Confidential Information disclosed to Company remains confidential. Confidential Information does not include any information which (a) is known to Company prior to disclosure to Company by Continuum or Customer; (b) becomes publicly known in the data processing industry through no wrongful act of Company; or (c) is approved by release by written authorization of Continuum. The existence of a copyright notice will not cause, or be construed as causing, any part of the Software Product to be a published copyrighted work or to be in the public domain.

8.       INDEMNITY

         Company agrees that it is fully responsible for the actions of its employees with respect to the Confidential Information, whether or not such employee was acting within the scope of his or her employment. Customer and Company agree to indemnify Continuum for any damages, costs, or expenses (including court costs and reasonable attorneys' fees) suffered by Continuum as a result of any breach of this Agreement by Company.

9.       INJUNCTION

         Customer and Company agree that, in the event of a breach or threatened breach of this Agreement, Continuum will have no adequate remedy at law and shall be entitled to a temporary restraining order and/or a preliminary injunction without bond, and thereafter to a permanent injunction.

10.      TERM

         Continuum's consent granted by this Agreement shall terminate immediately upon the expiration or termination of the agreement for processing services between Customer and Company. Company shall have no access to Confidential Information after such date.



                                                        - 2 -
         At the termination of the Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance and Annuity Company and Transamerica Occidental Life Insurance Company effective November 1, 1997, but no later than the expiry of the 48-month initial term of the Agreement, CSC Continuum Inc. would be willing to: (1) grant to Transamerica Occidental Life Insurance Company a license for the base release of the version of the software product LIFE-COMM III used by First Allmerica Financial Life Insurance Company to service the Company's business at CSC Continuum's then current price and then current terms, (2) grant to Transamerica Occidental Life Insurance Company a license for them to use First Allmerica Financial Life Insurance Company modifications to such base release for no additional license fee and on the same terms as those for the base release, but without any indemnity for infringement of intellectual property by such modifications, and (3) consent to First Allmerica Financial Life Insurance Company delivery of such base release and modifications to Transamerica Occidental Life Insurance Company following execution of foregoing licenses.

Upon execution by all of the parties, this Agreement shall be effective as of the date of Continuum's signature below.

Transamerica Occidental Life Insurance Company

By:      _____________________________________
                             (Signature)

Name:    _____________________________________
                               (Printed)

Title:   _____________________________________

Date:    _____________________________________

CSC Continuum Inc.

By:      _____________________________________
                             (Signature)

Name:    _____________________________________
                               (Printed)

Title:   _____________________________________

Date:    _____________________________________

First Allmerica Financial Life Insurance Company

By:      _____________________________________
                             (Signature)

Name:    _____________________________________
                               (Printed)

Title:   _____________________________________

Date:    _____________________________________

Schedule 2.01A To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company ("Allmerica Financial") and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.




INVENTORY OF SERVICES AND FUNCTIONS


REGISTERED REPRESENTATIVE LICENSING/SELLING FUNCTIONS (INCLUDING
  PRODUCT ILLUSTRATIONS).......................................................................................Transamerica

PRODUCT MARKETING ILLUSTRATION SUPPORT FUNCTIONS...............................................................Transamerica

800-LINE TECHNICAL SUPPORT FOR ILLUSTRATIONS AND ASSET
  ALLOCATION  SOFTWARE..................................................................................Allmerica Financial

RECEIPT OF INITIAL APPLICATION FOR BUSINESS AND INITIAL PREMIUM.........................................Allmerica Financial

BUSINESS SUITABILITY...........................................................................................Transamerica

UNDERWRITING REVIEW/APPROVAL............................................................................Allmerica Financial

PROCESS INCOMPLETES/DECLINES............................................................................Allmerica Financial

POLICY ISSUE............................................................................................Allmerica Financial

POLICY PRINTING.........................................................................................Allmerica Financial

POLICY MAILING..........................................................................................Allmerica Financial

(POLICY LEVEL) FUND ALLOCATION..........................................................................Allmerica Financial

INITIAL PREMIUM COLLECTION..............................................................................Allmerica Financial

FREE LOOK REFUNDS/NOT TAKENS............................................................................Allmerica Financial

COMMISSION PROCESSING/PAYMENT..................................................................................Transamerica

BILLING (ANNUAL, SEMI-ANNUAL, QUARTERLY)................................................................Allmerica Financial

COLLECTIONS.............................................................................................Allmerica Financial

LOCK BOX MANAGEMENT.....................................................................................Allmerica Financial

MONTHLY AUTOMATIC PREMIUM...............................................................................Allmerica Financial

FUND TRANSFER/REALLOCATIONS.............................................................................Allmerica Financial

800-LINE TELEPHONE CUSTOMER SERVICES....................................................................Allmerica Financial




INVENTORY OF SERVICES AND FUNCTIONS (Continued)



POLICY HISTORY REQUESTS.................................................................................Allmerica Financial

BENEFICIARY AND OWNER CHANGES...........................................................................Allmerica Financial

CUSTOMER CONFIRMATIONS (FINANCIAL TRANSACTIONS).........................................................Allmerica Financial

POLICY CHANGES..........................................................................................Allmerica Financial

ADDRESS CHANGES.........................................................................................Allmerica Financial

LOANS/PARTIAL WITHDRAWALS...............................................................................Allmerica Financial

1035 EXCHANGES..........................................................................................Allmerica Financial

SURRENDERS..............................................................................................Allmerica Financial

CONSERVATION...................................................................................................Transamerica

WRITTEN CORRESPONDENCE
         PRE SALE (i.e., BEFORE APPLICATION SIGNED)............................................................Transamerica
         POST SALE......................................................................................Allmerica Financial

DEATH AND OTHER POLICY CLAIMS
         NOTIFICATION...................................................................................Allmerica Financial
         SYSTEM PROCESSING..............................................................................Allmerica Financial
         INVESTIGATION/REVIEW...........................................................................Allmerica Financial

SETTLEMENT OPTIONS.............................................................................................Transamerica

ANNUAL STATEMENTS.......................................................................................Allmerica Financial

INSURANCE ACCOUNTING (e.g., POLICY GAAP AND STATUTORY ACCOUNTING)..............................................Transamerica

TAX WITHHOLDING AND INFORMATION REPORTING...............................................................Allmerica Financial



Schedule 2.01B To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company ("Allmerica Financial") and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.




                  POLICY SERVICES - PROJECT SCHEDULE OF EVENTS


DEVELOPMENT OF DETAILED BUSINESS SPECIFICATIONS........September 15, 1997


LIFE-COMM, ALLMERICA FINANCIAL AND TRANSAMERICA
 INTERFACE SYSTEMS PROGRAMMING AND SYSTEM TESTING.........October 3, 1997


BUSINESS ACCEPTANCE AND MODEL OFFICE TESTING.............December 5, 1997


IMPLEMENTATION OF OPERATIONAL PHASE......................December 8, 1997

Schedule 2.01C To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company and Transamerica Occidental Life Insurance Company, effective November 1, 1997.


                                SERVICE STANDARDS


         Service                                                                                           Standard

A.       Underwriting

         Initial Underwriting Review........................................................................3 Business Days
         Pending Underwriting Review........................................................................3 Business Days
         Follow-Up..........................................................................................3 Business Days
         Final Action.......................................................................................2 Business Days

B.       Policy Administration

         Premium Payments Applied....................................................98% Applied Within 1 Business Day
Fund Transfers/Reallocations Processed................................................98% Processed Within 1 Business Day
         New Business*..............................................................98% Issued Within 2 Business Days
         1035 Exchanges*.............................................................98% Mailed Within 3 Business Days
         Loans/Partial Withdrawals.....................................................98% Processed Within 2 Business Days
         Policy Changes (i.e. increases, decreases
           reinstatements)*............................................................98% Processed Within 5 Business Days
         Policy Surrenders.............................................................98% Processed Within 5 Business Days
         Address Changes...............................................................95% Processed Within 5 Business Days
         Beneficiary and Owner Changes.................................................95% Processed Within 5 Business Days

C.       Customer Service

         Average Speed to Answer.................................................................................20 Seconds
         Abandonment Rate................................................................................................3%
         Return Calls.........................................................................Within 3 Hours or as Promised
         Correspondence............................................Letter to Inquirer within 5 Business Days or as Promised
         Complaint Handling...............................................Acknowledge within 1 Business Day, Final Response to be sent within a mutually acceptable time frame
                                                                        intended to meet all state regulatory requirements

D.       Death and Other Policy Claims......................................Policy claims will be processed within mutually acceptable time frames intended to meet
                                                                                          all state regulatory requirements

* Measured from date of Policy underwriting approval

Schedule 12.20 To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company and Transamerica Occidental Life Insurance Company, effective November 1, 1997.


                                            Transamerica Marks and Names




Transamerica

Transamerica Occidental

Transamerica Occidental Life

The Pyramid Logo

Schedule 3.01A To Product Development and Administrative Services Agreement between First Allmerica Financial Life Insurance Company and Transamerica Occidental Life Insurance Company ("Transamerica"), effective November 1, 1997.



1. LIFE-COMM III - Licensed by CSC Continuum, Inc.

2.   Variable Product Administration System - Licensed by Douglas G. Draeseke

3.   Triton Valuation System - Licensed by Price Waterhouse

4.   R2 Reinsurance System - Licensed by The Actuarial Network

5.   Life Underwriting System - Licensed by Lincoln National

6.   Illustration - Allmerica Financial**

7.   Asset Allocator - Allmerica Financial**


**Software that Allmerica Financial is developing specifically for Transamerica.
     Transamerica understands and agrees that the source codes for this software are proprietary to Allmerica Financial and will not be given to Transamerica under any circumstances.

                                                  LIST OF SCHEDULES
                                                         TO
                                                 PRODUCT DEVELOPMENT
                                        AND ADMINISTRATIVE SERVICES AGREEMENT



Schedule 1.01     AFLIAC Policy Forms

Schedule 1.02     Policy Form Specifications

Schedule 2.01A    Inventory of Services and Functions

Schedule 2.01B    Policy Services - Project Schedule of Events

Schedule 2.01C    Service Standards

Schedule 3.01A    Computer System Software

Schedule 3.01B    Functional Outline Documents

Schedule 3.02     Continuum Non-Disclosure and Non-Use Agreement

Schedule 12.20    Transamerica Marks and Names